EXHIBIT 10.33

AGREEMENT

          This Agreement (the “Agreement”) is entered into as of February 22, 2005 by and between SulphCo, Inc. (“SulphCo”) and OIL-SC, Ltd. (“OIL-SC”). SulphCo and OIL-SC are sometimes referred to herein as the “Parties” or a “Party.”

          A.   WHEREAS, SulphCo and OIL-SC desire to enter this Agreement whereby SulphCo shall sell to OIL-SC equipment for a Sonocracking(TM) Pilot Plant, and OIL-SC will then use such Plant for itself and to demonstrate to others the capabilities of such Plant;

          B.   WHEREAS, if through OIL-SC’s demonstrations SulphCo enters into a business arrangement, then SulphCo shall pay OIL-SC certain fees as described herein.

          NOW THEREFORE, In consideration of the mutual agreements contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1
PURCHASE AND SALE OF ASSETS

          1.1   Purchase and Sale of Assets. SulphCo hereby sells and conveys to OIL-SC and OIL-SC hereby purchases, for the Purchase Price (as defined in section 2.1 below) and on the other terms and conditions contained in this Agreement, all the processing equipment and major laboratory equipment necessary to complete a Sonocracking™ Pilot Plant (the “Plant”) with up to a 2,000 bbl/day capacity (the “Assets”). Such Assets shall include, but not be limited to, those specific items listed on Exhibit A attached hereto.

          1.2   Excluded Items. Processing equipment not included in the Assets consists of, but is not limited to, storage tanks, water supply, buildings, foundation, safety equipment, and any other materials to house or secure the Plant. Laboratory equipment not included in the Assets consists of, but is not limited to, standard laboratory equipment or facilities required to operate or house the major laboratory equipment included in the Assets, such as glassware, cabinets, and exhaust venting.

          1.3   Other Items Included in Purchase Price. As part of the Purchase Price, SulphCo shall provide design, assembly and start-up assistance relating to the Plant, to the extent such assistance is reasonable and necessary. Such assistance includes training for OIL-SC personnel, all manuals required for the Plant operation, and petroleum feedstock for the Trial (as defined in section 1.6 below).

          1.4   Shipping Fees and Taxes. SulphCo shall be responsible for all shipping fees of the Assets to the port of entry in South Korea. OIL-SC shall be responsible for all logistics, taxes, duties and shipping charges associated with the Assets from the port of entry in South Korea to the final site of the Assets.

          1.5   Use of Plant and Assets. Without an additional fee or charge by SulphCo, OIL-SC only can use the Plant (a) to upgrade products that it purchases on the open market, provided that the Plant and the processing remains in South Korea, and (b) to demonstrate the Plant capabilities to prospective users as more fully described in Article IV of this Agreement. In the event OIL-SC desires to purchase equipment to build another Sonocracking™ Pilot Plant facility from SulphCo, OIL-SC shall purchase such equipment at the current market price, and SulphCo will not charge a fee for products processed through the second plant up to 25,000 bbl/day. All other equipment prices and throughput fees will be negotiated between the parties at the time of purchase or use. Without the prior written consent of SulphCo, OIL-SC shall not purchase from a third party or manufacture any Assets other than from SulphCo. Notwithstanding anything in this Agreement to the contrary, OIL-SC shall obtain written permission from SulphCo if it desires to and before it does process any material other than crude oil in the Plant.

          1.6   Warranties. Within 30 days of the completion of the Plant facility in South Korea, SulphCo will perform a trial run (the “Trial”) for OIL-SC. During the Trial, the Plant must meet the standards set forth on Exhibit B attached hereto (the “Standards”). If the Standards are accomplished during the Trial, both parties shall agree in writing and there will be no further obligations owed by SulphCo to OIL-SC relating to the purchase of the Assets. If the Standards are not satisfied, then SulphCo shall have 60 days to modify the Plant in order to meet the Standards (with full access to the Plant being allowed by OIL-SC). If after 60 days the Plant does not achieve the Standards, then OIL-SC must either (a) request in writing a refund of any Purchase Price paid to date, with the understanding that a return of the Purchase Price by SulphCo will hereby grant SulphCo the right to remove the Assets (at its own expense), or (b) renegotiate this Agreement in good faith to provide for alternative provisions relating to the parties relationship. If the parties cannot reach a settlement, subsection (a) above is the default remedy.

          Except as set forth in this section 1.6 above, SULPHCO MAKES NO EXPRESSED OR IMPLIED REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, INCLUDING WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY REGARDING THE PERFORMANCE OF THE PLANT OR ITS PRODUCTS, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR ANY WARRANTY OF NON-INFRINGEMENT. OIL-SC is buying the Assets in an “AS-IS” condition.

ARTICLE II
PURCHASE PRICE

          2.1   Purchase Price for Assets. The aggregate purchase price for the Assets and other items described in Article 1 shall be US$1,000,000.00 (the “Purchase Price”).

          2.2   Manner and Payment of the Purchase Price. OIL-SC shall pay SulphCo the appropriate portion of the Purchase Price by cash or wire transfer to such account as SulphCo shall designate in accordance with the following schedule:

US$300,000.00 on or before March 15, 2005; US$200,000.00 on or before July 1, 2005; US$50,000.00 on or before September 1, 2005; and US$450,000.00 on or before December 1, 2005.

ARTICLE III
INTELLECTUAL PROPERTY

          3.1   Ownership of Intellectual Property. Both parties understand and agree that the Assets, when configured into an operating Plant, constitute valid intellectual property of SulphCo (the “IP”), and the right of OIL-SC to use the IP is hereby restricted to only those uses expressly stated in this Agreement. Any other use of the IP requires written consent from SulphCo. OIL-SC hereby agrees that it will not try to manufacture or reverse engineer any of the IP.

          3.2   Newly Created Intellectual Property. OIL-SC understands and agrees that any new discoveries, inventions, know-how, developments, techniques, improvements or similar concepts generated by OIL-SC’s use of SulphCo’s IP (the “New IP”) shall be the sole property of SulphCo. OIL-SC agrees to execute such documents and to perform such other tasks as SulphCo may reasonable request to obtain, perfect, and enforce SulphCo’s rights to any New IP.

ARTICLE IV
DEMONSTRATION RIGHTS

          4.1   Demonstration of IP. SulphCo hereby grants OIL-SC the right to use the Plant and IP to demonstrate the capabilities of SulphCo’s IP to South Korean refiners only. In limited circumstances and only upon written consent from SulphCo, OIL-SC may use the Plant and IP for demonstration to non-South Korean refiners or other parties. OIL-SC agrees to allow SulphCo to bring its own potential clients (or their products) to the Plant for demonstrations of the IP. It is the intent of the parties that such demonstrations will create interest and a market for SulphCo’s IP.

          4.2   Fees For OIL-SC If a business arrangement between SulphCo and any party introduced to SulphCo’s IP by OIL-SC pursuant to section 4.1 above (the “Third Party”) is created for the purpose of such Third Party using the IP, then SulphCo shall pay to OIL-SC 10% of the quarterly gross profits received by SulphCo from such Third Party relating to the arrangement concerning the IP. If a business arrangement between SulphCo and one of its potential clients is created due to SulphCo’s use of OIL-SC’s Plant as contemplated in section 4.1 above, then SulphCo shall pay to OIL-SC 2.5% of the quarterly gross profits received by SulphCo from such client relating to the arrangement concerning the IP. All fees under this section (the “Fees”) will be paid to OIL-SC by SulphCo 60 days following the end of the quarter.

          4.3   Conditions to the Fees. In order for OIL-SC to have a right to the Fees, OIL-SC must do the following:

                   (a)   notify SulphCo in writing of all Third Party demonstrations at least ten days prior to the demonstration, and allow SulphCo representatives to be present at any demonstration;

                   (b)   cause the Third Party to execute a confidentiality agreement, the form and substance of which must be approved by SulphCo, before such Third Party has access to any of the IP; and

                   (c)   allow SulphCo to do all negotiating with such Third Party relating to any potential business relationship relating to the IP, with such assistance from OIL-SC as reasonable requested by SulphCo.

          Fees will not accrue to OIL-SC based upon any now existing or future relationship SulphCo has with the LG-Caltex Oil Refinery in South Korea. Furthermore, it is understood by OIL-SC that any business arrangement that SulphCo may enter into based upon section 4.1 will not be exclusive, will not grant any rights of sublicense or transferability, and will not have more favorable terms than terms that exist in an arrangement between SulphCo and ChevronTexaco.

          4.4   Right of Set-Off. If there remains any Purchase Price outstanding at the time any Fees are owed to OIL-SC, then SulphCo shall have the right to offset the amount of Purchase Price owed to it by any Fee amounts owed to OIL-SC.

ARTICLE V
LIABILITY

          5.1   Liability for Damages. Each Party acknowledges that it shall be responsible for any loss, cost, damage, claim or other charge that arises out of or is caused by the actions of that Party or its employees or agents. No Party shall be liable for any loss, cost, damage, claim or other charge that arises out of or is caused by the actions of the other Party or its employees or agents. SulphCo’s liability for other damages resulting from or relating to the Assets or services provided shall be limited to direct damages and shall not exceed the amounts paid by OIL-SC under this Agreement. OIL-SC shall be solely responsible for deciding whether or not the Assets and services are suitable for its purpose and for the consequences of any use of the Assets and services. SulphCo shall have no liability for any loss or damage suffered by OIL-SC based on (a) the reliance by OIL-SC on any results or data obtained from the use of the Assets, services, or IP, or (b) OIL-SC’s use of the Plant or IP with products other than crude oil. This Agreement shall not be deemed or construed to create any enforceable right in any third person, firm, corporation, or other entity.

          5.2   Limitation of Liability. No Party shall under any circumstances be liable to the other Party for indirect, incidental, special or consequential damages, losses, liabilities, costs, or expenses (including but not limited to loss of profits, goodwill, opportunity, revenue, or business) resulting from or in any way related to this Agreement, or the negotiation or termination of this Agreement, or arising out of or alleged to have arisen out of (a) breach of this Agreement, (b) the failure by any Party to develop any products in accordance with this Agreement, (c) the failure by any Party to devote the resources or effort specified in this Agreement, (d) the failure by any Party to comply with the express conditions specified in this Agreement, or (e) any event related to the making or performance of this Agreement. This limitation applies regardless of whether such damages are sought based on breach of contract, breach of warranty, negligence, strict liability or any other legal or equitable theory.

ARTICLE VI
TERM AND TERMINATION

          6.1   Term. The term of this Agreement is until the later expiration date of the last existing SulphCo patent in either South Korea or the United States (the “Term”).

          6.2   Exclusivity. Subject to the termination provisions below, SulphCo agrees that, for a period of 24 months, OIL-SC shall be the only entity or person in South Korea that it allows to have the demonstration capabilities and resulting Fees arrangement relating to the IP. If a Third Party and SulphCo enter into an arrangement that creates Fees for OIL-SC within the first 24 months of this Agreement, then SulphCo agrees to extend the exclusivity granted to OIL-SC in this section for a five year period and any additional periods as may be agreed between the Parties. Further, SulphCo agrees that it shall not enter into any agreements providing demonstration capabilities and resulting Fees arrangement relating to the IP, as it relates to petroleum products, as contemplated herein with any third party in Asia on terms more favorable than those contained herein, during the term of this Agreement. If SulphCo does not enter into a Third Party business arrangement within the first 24 months of this Agreement, then SulphCo has the right to seek other persons or entities to demonstrate and market its IP.

          6.3   Termination. This Agreement may be terminated at any time prior to the expiration of the Term:

                   (a)   by mutual written consent of the Parties;

                   (b)   by either Party if the other Party undergoes a change of control, sale of all or substantially all of its assets, or files for bankruptcy or other protection from creditors;

                   (c)   by an election under section 1.6 to unwind this Agreement, as provided in section 1.6;

                   (d)   by SulphCo if OIL-SC has failed to introduce SulphCo to a Third Party within 18 months of execution of this Agreement; or

                   (e)   by either Party if the other breaches the terms of this Agreement, if such breaching Party has been given notice of the breach and fails to cure such breach after 30 days of the notice has lapsed.

          6.4   Effect of Termination. Except for the provisions of Article III and V, in the event of termination, this Agreement shall become void; provided, however, nothing herein shall relieve one Party from fulfilling any payment obligations due to the other prior to the termination. If this Agreement is terminated pursuant to 6.3(e) above by SulphCo because of a breach by OIL-SC (a) before any Assets are delivered to OIL-SC, then OIL-SC agrees that it is reasonable for SulphCo to retain any Purchase Price it has received to date, or (b) after Assets have been delivered to OIL-SC, then OIL-SC agrees that SulphCo may retain any Purchase Price that it has received to date and may repossess (at its own expense) any of the Assets. If this Agreement is terminated pursuant to 6.3(e) above by OIL-SC because of a breach by SulphCo, SulphCo agrees that it shall return any Purchase Price that it has received to date and may repossess (at its own expense) the Assets, as well as pay to OIL-SC as fixed liquidated damage for its breach US$200,000.00.

ARTICLE VII
GENERAL PROVISIONS

          7.1   Publicity. Except as otherwise required by law, press releases concerning this transaction shall be made only with the prior agreement of both Parties. OIL-SC understands and agrees that SulphCo is a publicly traded company and is subject to strict disclosure laws in effect in the United States, and, accordingly, shall participate and support SulphCo in a reasonable manner upon its requests to comply with such laws.

          7.2   Notices. All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by facsimile or by an international recognized private courier. Notices delivered by hand, by facsimile, or by an international recognized private courier shall be deemed given on the first business day following receipt; provided, however, that a notice delivered by facsimile shall only be effective if such notice is also delivered by hand, or deposited in the United States or South Korean mail, postage prepaid, registered or certified mail, on or before two (2) business days following its delivery by facsimile. All notices shall be in English and addressed as follows:

if to SulphCo, addressed to:

SulphCo, Inc. 850 Spice Islands Drive Sparks, NV 89431 USA

if to OIL-SC, addressed to:

OIL-SC, Ltd. Korea, Seoul, Guro-Gu, Guro-Dong 1258 (Jung-ang Yootongdangi Na-Dong 4210)

or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 7.2.

          7.3   Fees and Expenses. Each Party hereto shall bear all fees and expenses incurred by such Party in connection with, relating to or arising out of the execution, delivery and performance of this Agreement and the consummation of the transaction contemplated hereby, including attorneys’, accountants’, brokers’ and other professional fees and expenses. All monies paid under this Agreement must be paid in United States dollars or such other currency designated by SulphCo in its sole discretion.

          7.4   Entire Agreement. This Agreement and the instruments to be delivered by the Parties pursuant to the provisions hereof constitute the entire agreement between the Parties. Each exhibit shall be considered incorporated into this Agreement.

          7.5   Non-Waiver. The failure in any one or more instances of a Party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said Party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, right or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving Party.

          7.6   Applicable Law. This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal laws of the State of Nevada applicable to contracts made in that State, without regard to any conflict of law principles of the State of Nevada.

          7.7   Consent to Jurisdiction. The Parties hereto irrevocably consent and submit to the exclusive jurisdiction of any local, state or federal court within the County of Washoe in the State of Nevada for enforcement by of this Agreement. Both Parties irrevocably waive any objection they may have to venue in the defense of an inconvenient forum to the maintenance of such actions or proceedings to enforce this Agreement.

          7.8   Binding Effect. This Agreement shall inure to the benefit of and be binding upon the Parties hereto, and their successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any person other than the Parties hereto, and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          7.9   Assignment. This Agreement shall not be assignable by OIL-SC without the prior written consent of SulphCo.

          7.10   Amendments. This Agreement shall not be modified or amended except pursuant to an instrument in writing executed and delivered on behalf of each of the Parties hereto.

          7.11   Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction so as to best give effect to the intent of the parties under this Agreement.

          7.12   Counterparts and Facsimile. This Agreement may be executed in separate counterparts and by facsimile, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

          7.13   No Strict Construction. The Parties hereto jointly participated in the negotiation and drafting of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their collective mutual intent, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no rule of strict construction shall be applied against any person or entity.

          7.14   Disputes. If any dispute arises between the parties relating to the interpretation, breach or performance of this Agreement or the grounds for the termination thereof, and the parties cannot resolve the dispute within 30 days of a written request by either party to the other party, the parties agree to hold a meeting, attended by the Chief Executive Officer or President or an individual with equivalent decision-making authority of each party, to attempt in good faith to negotiate a resolution of the dispute prior to pursuing other available remedies. If, within 60 days after such written request, the parties have not succeeded in negotiating a resolution of the dispute, such dispute will be submitted to final and binding arbitration under the then current commercial rules and regulations of the American Arbitration Association (“AAA”) relating to voluntary arbitrations. The arbitration proceedings will be held in Nevada. The arbitration will be conducted by one arbitrator who is knowledgeable in the subject matter at issue in the dispute and who will be selected in accordance with the AAA rules. In such arbitration, each party will submit in writing to the arbitrator and the other party its detailed proposed resolution of dispute (and such clarifications as the arbitrator may request). In making its decision, the arbitrator will have authority to award punitive, indirect, incidental or consequential damages. The arbitrator will prepare and deliver to the parties a written, reasoned opinion conferring its decision. The decision of the arbitrator will be final and binding on the parties. Judgment on the award so rendered may be entered in any court having competent jurisdiction thereof. Each party will bear its own costs and will share equally the arbitrator’s fees and expenses.

          7.15   Force Majeure. No Party shall be liable for any damages due to any unforeseeable event beyond its reasonable control not caused by the fault or negligence of such Party, which causes such party to be unable to perform its obligations under this Agreement (and which it has been unable to overcome by the exercise of due diligence), including, but not limited to flood, drought, earthquake, storm, fire, pestilences, lightning and other natural catastrophes, epidemic, power failure, war, riot, civic disturbance or disobedience, strikes, labor dispute, or failure, threat of failure, or sabotage of the Party’s or its subcontractor’s facilities, or any order of injunction made by a court or public agency (“Force Majeure”). In the event of the occurrence of such a Force Majeure event, the Party unable to perform shall promptly notify the other Party in writing. It shall further use its reasonable efforts to resume performance as quickly as possible and shall suspend performance only for such period of time as is necessary as a result of the Force Majeure event. In the event that the Party evoking Force Majeure is not able to resume performance of this Agreement within sixty (60) days from the receipt of the written notification to the other Party, then the other Party may terminate this Agreement or amend this Agreement.

[signature page follows]

          IN WITNESS WHEREOF, duly authorized officers or representatives of the Parties have signed this Agreement to be effective on the date indicated above.

SulphCo, Inc. By: /s/ Rudolf W. Gunnerman Name: Rudolf W. Gunnerman Title: Chairman-CEO	OIL-SC, Ltd. By: /s/ Sang Ok Lee Name: Sang Ok Lee Title: President

EXHIBIT A

The following items are specifically included in the Assets:

PROCESSING EQUIPMENT
Static mixer
Ultrasonic probe, reactor chamber, electrical cabinet and associated wiring
Water-oil separation equipment
Associated petroleum related controls, motors, pumps, piping, gauges, meters, fittings, flanges, and process tanks.

LABORATORY EQUIPMENT
Fully automated distillation column
Gas chromatograph
Standard petroleum testing equipment for sulfur content, API Gravity, viscosity and water content.

EXHIBIT B

Standards for Trial:

	Arab Medium Crude	Sonocracking™ Treated Arab Medium Crude

Gravity API	30.6	33.6
Sulfur Wt %	2.55	1.8
Nitrogen PPM	1570	1100

Distillation LV%	Arab Medium Crude	Sonocracking™ Treated Arab Medium Crude

St--300 F	20	22
300--650 F	32	38
650 F+	48	40